Exhibit 3.21

CERTIFICATE OF FORMATION

OF

MGEH MERGER SUB PARENT, LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

FIRST: The name of the limited liability company (the “Company”) is MGEH MERGER SUB PARENT, LLC.

SECOND: The address of the Corporation’s registered office is 615 South DuPont Highway, City of Dover, County of Kent, State of Delaware 19801; and the name of its registered agent at such address is National Corporate Research, Ltd.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on June 13, 2013.

/s/ Richard R. Quay
Name:	Richard R. Quay
Title:	Authorized Person

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company: MGEH MERGER SUB PARENT, LLC.

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

The name of the limited liability company is being changed to: ALEKS HOLDCO, LLC.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 5th day of December, A.D. 2013.

By:	/s/ Sebastian Alsheimer
Authorized Person(s)

Name:	Sebastian Alsheimer
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